                                                                                                                                                    Exhibit 10

INFRASTRUCTURE DEDICATION AGREEMENT

THIS AGREEMENT made and entered into this 16th day of October, 2007, by and between FISH SPRINGS RANCH, LLC, a Nevada limited liability company, hereinafter referred to as “FSR,” and WASHOE COUNTY, a political subdivision of the State of Nevada, hereinafter referred to as “WASHOE.”
RECITALS
1.       WASHOE owns and operates a water distribution system located in the North Valleys area of Washoe County, Nevada and FSR owns certain water rights which may become available in support of development within WASHOE’s water distribution service area or the water distribution service area of the Truckee Meadows Water Authority (“TMWA”); and
2.       WASHOE and TMWA have entered into agreements whereby WASHOE and TMWA cooperate in the provision of municipal water service; and
3.       FSR has approximately 28 existing monitoring and production wells on or near the Fish Springs Ranch for purposes of monitoring the impacts of ground water pumping in the Honey Lake Hydrographic basin; and
4.       FSR has expanded the geographic extent of the United States Geological Survey hydrologic model of the Nevada portion of the Honey Lake Hydrographic Basin, which has been reviewed and accepted by the United States Geological Survey (“U.S.G.S.”) for use in the Environmental Impact Statement issued by the Bureau of Land Management for the FSR pipeline right of way; and
5.       The expanded hydrologic model of the groundwater basin, as accepted by U.S.G.S., indicates that the proposed export of 8,000 acre feet of groundwater from the Fish Springs Ranch is sustainable; and

6.       Rulings 3786A and 3787A of the Nevada State Engineer, each issued on January 17, 1991, have resulted in the granting by the State Engineer of certain Change Applications which have changed the place and manner of use of the Dedicated Water Rights (as defined in Paragraph 7, below) for municipal purposes in southern Washoe County and allowed WASHOE to obtain certain permits (the “Municipal Permits”) for municipal use of the Dedicated Water Rights; and
7.       Pursuant to a Water Banking Trust Agreement dated February 28, 2006 (the “Banking Agreement”), FSR has transferred certain water rights (the “Dedicated Water Rights”) to WASHOE, which are held by WASHOE subject to the Transfer and Assignment by FSR of water rights credits, as defined in the Banking Agreement, to be credited against the water rights dedication requirement with respect to the issuance of “will-serve” commitments requested from time to time by FSR, or its assignees, for water service. A copy of the Banking Agreement is attached as Exhibit “A”; and
8.       FSR has processed and received a Record of Decision and Right of Way in accordance with the requirements of The National Environmental Policy Act of 1969, as Amended, and related federal requirements, permitting the transportation of 8,000 acre feet of the Dedicated Water Rights through a pipeline and related facilities across an established utility corridor to the North Valleys area of Washoe County, Nevada; and
9.       FSR has diligently pursued the numerous required approvals and permits relative to the Fish Springs Ranch North Valleys Importation Project and to date has received and obtained the following permits and authorizations:
•  Special Use Permit No. SW05-009, approved January 24, 2006 by the Washoe County Board of Commissioners
•  Water Banking Trust Agreement approved February 28, 2006 by the Washoe County Board of Commissioners
•  Biological Opinion issued by the U.S. Fish and Wildlife Service on May 16, 2006
•  Record of Decision issued May 31, 2006 by the Bureau of Land Management for ROW N-76800
•  The Nationwide Permit Number 12, 2004-008l8 confirmed July 5, 2006 by the Environmental Protection Agency
•  The Right of Way N-76800 issued August 10, 2006 by the Bureau of Land Management
•  Conditional Dust Control Permit C06043 issued by Washoe County Health on August 30, 2006
•  Conditional Dust Control Permit D06003 issued by Washoe County Health Department on October 9, 2006
•  The Notice to Proceed issued by the Bureau of Land Management on October 11, 2006; and
10.           FSR has transferred the Dedicated Water Rights by Water Rights Deed to WASHOE, and the Nevada State Engineer has issued the Municipal Permits, which shall be held by WASHOE in trust for the exclusive benefit of FSR and its assignees, pursuant to the terms of the Banking Agreement, and credited against the water rights dedication requirement in connection with requests for “will-serve” commitments requested from time to time by FSR or its assignees; and
11.        WASHOE and FSR have agreed that, as to the Dedicated Water Rights, the provisions of TMWA’s Rule 7 (”Rule 7”) as they may be amended from time to time shall govern the quantity of water rights required for dedication to support development within WASHOE’s water service area; and

12.        WASHOE has accepted the Dedicated Water Rights in trust for the exclusive benefit of FSR and its assignees, pursuant to the terms of the Banking Agreement, for future water rights dedication requirements within the utility service areas of WASHOE and/or TMWA, as those service areas may change from time to time, and subject to appropriate agreements between WASHOE and TMWA, on the condition that FSR, or its assignees, be responsible for all costs associated with the transfer by FSR to WASHOE, and all costs associated with the maintenance of the Dedicated Water Rights; and
13.        WASHOE’s acceptance of the Dedicated Water Rights has not, in and of itself, created an obligation to provide water service to FSR or its assignees, because such water service obligation will arise only after a “will-serve” request is made to WASHOE and all conditions for such service have been satisfied; and
14.           Pursuant to the Banking Agreement, the parties anticipated the negotiation of an Infrastructure Dedication Agreement in order to ensure adequate water transmission infrastructure to deliver the Dedicated Water Rights to the point of delivery provided for in the Banking Agreement; and
15.           In furtherance of the Banking Agreement, FSR has planned, designed, permitted and is constructing certain Infrastructure which comprises the Project Infrastructure, as defined in Section I, below, and WASHOE desires to accept the completed infrastructure necessary to deliver water to the designated Point of Delivery as provided for in the Banking Agreement and defined in Section I, below; and
16.            FSR agrees to dedicate and WASHOE agrees to accept the Project Infrastructure pursuant to the terms hereof.  All references to other writings, instruments, agreements or laws, whether attached hereto or otherwise, should be reviewed in their entirety. Nothing herein contained is meant to modify, amend, expand or vary such other agreements.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements and subject to the conditions hereinafter set forth it is hereby agreed between FSR and WASHOE as follows:

I.
PROJECT CHARACTERISTICS
Subject to the terms hereof, the project infrastructure consists of pipeline, pump stations, surge tanks, storage tanks, valves, collection pipelines, production wells, well pumps, control systems, well houses, pump stations, telemetry, fiber optic lines, roadway easements, pipeline easements, production and monitoring well easements, monitoring wells, data loggers, weather stations, electrical distribution line easements, whether above, under or across the easements created for the Fish Springs Ranch water importation pipeline related infrastructure improvements necessary to appropriate, transport and convey a minimum of 8,000 acre feet of water from the Fish Springs Ranch in northern Washoe County to WASHOE’s Matterhorn Terminal Tank (the “Point of Delivery”) in the North Valleys area of Washoe County.  From the Point of Delivery the pipeline connects through an additional four (4) miles of 30 inch ductile iron pipe along Matterhorn Drive to Tupelo to Water Ash to Lemon Drive where it connects to a 12 inch water distribution line.  This portion of the improvements includes two (2) pressure reducing valves, telemetry and related improvements (collectively, the “Project Infrastructure”).
II.
ADMINISTRATION OF THE PROJECT
2.1            County and Other Governmental Agency Permits. The Project Infrastructure has been planned, designed, permitted, developed and constructed by FSR in accordance with all applicable Washoe County approvals, ordinances and regulations. As of the date hereof, to the knowledge of FSR, FSR has, at its own expense, secured all approvals and permits required by WASHOE or any other governmental authority affected by the construction, development or work related to the Project. WASHOE agrees to cooperate and use its best efforts to provide all assistance necessary to FSR in securing any additional approvals or permits.
2.2        Right of Access. For the purposes of assuring compliance with this Agreement, representatives of WASHOE shall continue to have the reasonable right of access to the Project Infrastructure without charges or fees and at normal construction hours during the period of construction for the purposes of this Agreement, including, but not limited to, the inspection of the work being performed in constructing the Project Infrastructure. Such representatives of WASHOE shall be those who are so identified in writing by the Director of Washoe County’s Department of Water Resources. WASHOE shall indemnify FSR and hold it harmless from any damage caused or liability arising out of this right to access.
2.3            Further Covenants. WASHOE shall not require any payments, contributions, economic concession, other conditions for approvals, or authorizations or permits, contemplated within or by this Agreement other than as provided herein.
2.4        Mutual Cooperation. WASHOE shall cooperate with FSR to obtain all necessary approvals, permits or to meet other requirements that are or may be necessary to implement the approvals required for construction of the Project Infrastructure. Nothing contained within this paragraph, however, shall require WASHOE or its employees to function on behalf of FSR nor shall this Agreement be construed as an implicit pre-approval of any further actions required by WASHOE.

III.
PROJECT INFRASTRUCTURE CONSTRUCTION REQUIREMENTS
3.1            Standards. To the best knowledge of FSR, all construction of The Project Infrastructure has been done in accordance with the Standard Specifications for Public Works Construction as adopted by WASHOE and all other applicable state and local codes, ordinances and statutes except as otherwise provided in the project approval process.
3.2            Grading and Slope. FSR shall specify grading practices, extent of grading allowed at one time, a dust suppression program, and erosion control and revegetation measures that effectively mitigate blowing dust and soil erosion problems associated with development of all portions of the Project Infrastructure to the satisfaction of WASHOE. If required by state law or regulation, FSR shall obtain an Air Quality permit and implement the approved plan and provide the State of Nevada or WASHOE with financial security for the required mitigation measures.
3.3            Transfer of Construction Warranties. FSR shall assign and transfer to WASHOE any and all warranties, performance guarantees, product warranties, construction guarantees that are in any way related to the Project Infrastructure.
3.4        Cooperation. FSR agrees to cooperate and use its best efforts to enforce construction warranties, performance guarantees, product warranties or other related product or construction indemnities, guarantees or warranties that are in any way related to the Project Infrastructure.
3.5            Dedication. Subject to the terms hereof, the Project Infrastructure is being dedicated to WASHOE pursuant to this Agreement and as detailed in Paragraph 6.1 below.  FSR makes no representations or warranty, express or implied, other than those contained herein. FSR is not a guarantor of all or any manufacturer or product provider warranties, representations, performance guarantees, product warranties or construction guaranties.

IV.
RESERVED RIGHTS OF FSR
4.1        It is hereby expressly acknowledged and agreed between WASHOE and FSR that FSR retains and holds the exclusive beneficial interest in certain additional and valuable water rights in the Honey Lake Basin, in excess of 8,000 acre feet, as set forth in Exhibit “A” to the Banking Agreement (the “Additional Water Rights”). At such time as there is sufficient evidence of resource sustainability, as provided in Paragraphs 2.2 and 3.2 of the Banking Agreement, and all required permitting is obtained, it is the intent of FSR to import the Additional Water Rights owned by FSR, or other water rights which FSR may subsequently acquire, into the Washoe County service area after completing the necessary and required system upgrades and expansions. Subject to the provisions of Paragraph 5.2, below, FSR does hereby exclusively reserve, retain and hold, and WASHOE does hereby agree to reserve, retain and hold, all of the capacity rights up to 13,000 acre feet in, including the ability to expand the existing and future capacity of the Project Infrastructure up to 13,000 acre feet, whether above, under or across the easements created for the Fish Springs Ranch water importation pipeline, for the purpose of transporting the Dedicated Water Rights, including the Additional Water Rights and any other water rights which FSR may subsequently acquire up to 13,000 acre feet.  In utilizing its exclusive rights, FSR shall be solely responsible for all costs and expenses in the upgrading, permitting, construction and equipping of the Project Infrastructure as required to transport all or a part of the Additional Water Rights or other water rights subsequently acquired by FSR through the Project Infrastructure up to 13,000 acre feet. Any such upgraded infrastructure shall be dedicated to WASHOE as WASHOE may reasonably require.
4.2            The failure to specify or detail any portion of the Project Infrastructure shall not impair or diminish in any way the right of FSR to fully utilize its exclusive rights to the Project Infrastructure capacity as the same may be increased for the transmission of The Additional Water Rights or any other water rights which FSR may subsequently acquire up to 13,000 acre feet or pursuant to Paragraph 5.2, below.
4.3            Nothing herein contained shall be construed as impacting or impairing WASHOE’s rights pursuant to this Agreement, and Paragraph 3.4 of the Banking Agreement to use the Project Infrastructure and the Dedicated Water Rights for general temporary purposes. FSR’s conveyance of the Project Infrastructure however, is expressly and conditionally subject to FSR’s exclusive right to upgrade the Project Infrastructure and to utilize the Project Infrastructure in order to convey additional water as set forth above up to 13,000 acre feet or pursuant to Paragraph 5.2, below.
4.4        WASHOE and FSR agree to take such actions as reasonably necessary to ensure that any Additional Water Rights or future water entering the Project Infrastructure meet the drinking water standards established by WASHOE.
4.5        The parties acknowledge and agree that FSR shall retain all of its rights under Paragraph V of that certain Line Extension Agreement with Sierra Pacific Power Company dated October 6, 2005 relating to the refund, if any, of monies paid for the construction of the Fort Sage electrical substation.
V.
ADDITIONAL USE OF PROJECT INFRASTRUCTURE CAPACITY
5.1        Subject to FSR’s exclusive right set forth in Section IV above, until such time as the full capacity of the Project Infrastructure is in use to satisfy will-serve commitments issued through Water Rights Credits on the Dedicated Water Rights, including the Additional Water Rights up to 13,000 acre feet, WASHOE shall have the exclusive right to utilize any unused Project Infrastructure capacity for any general temporary purposes.
5.2        FSR and WASHOE may agree at any time by amending this Agreement, or by separate written agreement, to expand the Project Infrastructure capacity above and beyond 13,000 acre feet. The costs related to such additional capacity shall be allocated between and paid by each party in proportion to the additional capacity received by each party. Any expansion pursuant to this Paragraph 5.2 shall include a reimbursement on a pro rata basis as negotiated by the parties.

VI.
DEDICATION/OPERATION AND MAINTENANCE
6.1        Upon completion of the construction of the Fish Springs Ranch North Valleys Importation Project and the determination by the Washoe County Department of Water Resources that construction of the Project Infrastructure is substantially completed and the facility is acceptable for operations, FSR shall transfer and dedicate to WASHOE by Bill of Sale, Assignment and this Agreement, all of the Project Infrastructure, subject to FSR’s reserved right to existing and future Project Infrastructure capacity, as provided for in Sections IV and V, above.
6.2        Subsequent to the transfer of the Project Infrastructure, WASHOE shall be responsible for the day-to-day operation, maintenance, and repair of the Project Infrastructure and complying with the terms and conditions of any and all related regulatory permits, subject to the terms of this Agreement. All costs and expenses for the pumping of wells, and operation, maintenance, and repair of the Project Infrastructure shall be solely the responsibility of WASHOE.
6.3            At such time as FSR assigns certain Water Rights Credits to third parties in accordance with the Banking Agreement, WASHOE shall establish a rate schedule that provides for a pro rata charge for operation and maintenance of the Project Infrastructure and the required reserves for repair and replacement of the necessary portions of the Project Infrastructure. Based upon the dedication of the Project Infrastructure by FSR, WASHOE agrees not to assess any connection or user fees for the construction of the Project Infrastructure. FSR acknowledges that WASHOE will charge connection or user fees for storage and transmission facilities that WASHOE constructs, and that WASHOE will charge user fees for the operation, maintenance, repair and depreciation of the Project Infrastructure, including fees for actual start up costs incurred by WASHOE in connecting the Project Infrastructure to WASHOE’s water system and bringing it on line for service.
VII.
DEFAULTS AND REMEDIES
7.1           Default. Subject to extensions of time by mutual consent in writing, failure or unreasonable delay in performing any term or provision of this Agreement shall constitute a default In the event of alleged material default or material breach of any terms or conditions of this Agreement, the party alleging such default or breach shall give the other party not less than thirty (30) days notice in writing, specifying the nature of the alleged default and the manner in which said default may be satisfactorily cured. During any such thirty (30) day period, the party charged shall not be considered in default for purposes of institution of legal proceedings, or issuance of any building permit.
After notice and expiration of the thirty (30) day period, the non-defaulting party to this Agreement, at its option, may institute legal proceedings against the defaulting party.
Evidence of default may also arise in the course of periodic review of this Agreement. If either party determines that the other party is in default following the completion of the normal periodic review, said party may give written notice of default of this Agreement as set forth in this section, specifying in said notice the alleged nature of the default, and potential actions to cure said default where appropriate. If the alleged default is not cured within thirty (30) days or within such longer period specified in the notice, the other party may institute legal proceedings.
It is hereby acknowledged and agreed that any portion of the Project Infrastructure which is the subject of a construction permit or other final entitlement not be affected by or jeopardized in any respect by any subsequent default affecting the Project Infrastructure. In the event that WASHOE does not accept, review, approve or issue necessary permits or entitlements for use in a timely fashion as defined by this Agreement, or as otherwise agreed to by the parties, or WASHOE otherwise defaults under the terms of this Agreement, WASHOE agrees that FSR shall not be obligated to proceed with or complete the Project Infrastructure, or any portion or expansion thereof.
Except as otherwise expressly provided in this Agreement, any failure or delay by FSR or WASHOE in asserting any of its rights or remedies as to any default shall not operate as a waiver of any default or of any such rights or remedies or deprive such party of its right to institute and maintain any actions or proceedings which it may deem necessary to protect, assert or enforce any such rights or remedies.
Failure of WASHOE to allow for the transfer of the Additional Water Rights, except as provided in Paragraphs 2.2 and 3.2 of the Banking Agreement shall result in the revocation of the Banking Agreement as to any Additional Water Rights not acceptable to WASHOE for “will-serve” purposes, and FSR shall thereafter have full ownership of such remaining Additional Water Rights and all of the rights to utilize the Project Infrastructure as set forth herein.
7.2           Enforced Delay, Extension of Time of Performance. In addition to specific provisions of this Agreement, performance by either party hereunder shall not be deemed to be in default where delays or defaults are due to war, insurrection, strikes, walk-outs, riots, floods, earthquakes, avalanches, inclement weather, fires, casualties, acts of God, governmental restrictions imposed or mandated by other governmental entities, not parties to this Agreement, enactment of conflicting state or federal laws or regulations, new or supplementary environmental regulation, litigation, or similar bases for excused performance. If written notice of such delay is given to WASHOE within thirty (30) days of the commencement of such delay, an extension of time for such cause shall be granted in writing for the period of the enforced delay, as may be mutually agreed upon.
As provided herein, either party may institute legal action to cure, correct or remedy any default, to enforce any covenant or agreement herein, or to enjoin any threatened or attempted violation.
VIII.
APPLICABLE LAWS AND ATTORNEY’S FEES
8.1           Washoe County Code. The Project Infrastructure shall be subject to all ordinances and fees adopted by WASHOE, applied on a uniform basis to all resource development projects in the North Valleys area of Washoe County in effect as of the date of this Agreement, and as they may be amended from time to time,
8.2            Nevada Law/Attorneys’ Fees. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.  Should any legal action be brought by either party relating to this Agreement or to enforce any provision herein, the prevailing party of such action shall be entitled to reasonable attorneys’ fees, court costs and such other costs as may be fixed by the court.
IX.
GENERAL PROVISIONS
9.1        Notices, Demands and Communications Between the Parties. Formal notices, demands and communications between WASHOE and FSR shall be sufficiently given if dispatched by registered or certified mail, postage prepaid, return receipt requested, to the principal offices of WASHOE and FSR as set forth below. Such written notices, demands and communications may be sent in the same manner to such other addresses as either party may from time to time designate by mail.
9.2        Conflicts of Interest.  No official or employee of WASHOE shall have any personal interest, direct or indirect, in this Agreement, nor shall any such member, official or employee participate in any decision relating to this Agreement that affects his or her personal interests or the interests of any corporation, partnership or association in which he or she is directly or indirectly interested.
9.3            No Fees. FSR warrants that it has not paid or given, and will not pay or give, any third person any money or other consideration for obtaining this Agreement.
9.4        Nonliability of WASHOE Officials and Employees. Except as provided for by applicable law, no official or employee of WASHOE shall be personally liable to FSR in the event of any default or breach by the WASHOE or for any amount that may become due to FSR or on any obligations under the terms of this Agreement.
9.5            Amendments to This Agreement. FSR and WASHOE agree to mutually consider reasonable requests for amendments to this Agreement that may be made by the other party, provided such requests are consistent with this Agreement and would not substantially alter the basic business terms included herein.

X.
SUCCESSORS AND ASSIGNS/CONSENT
The parties hereto agree that the terms and conditions of this Agreement shall bind and inure to the benefit of the parties’ successors and assigns. Neither party may assign or transfer all or any part of its interest in this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld.

XI.
ENTIRE AGREEMENT
This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all other agreements, written or oral, between the parties with respect to dedication of the Project Infrastructure.

XII.
HOLD HARMLESS AND INDEMNIFICATION
FSR hereby agrees to, and shall hold WASHOE, its elective and appointive boards, commissions, officers, agents and employees harmless from any liability for damage or claims for property damage which may arise from FSR’s or FSR’s contractors’, subcontractors’, agents’, or employees’ operations under this Agreement, whether such operations by FSR or by any of FSR’s contractors, subcontractors, or by any one or more person directly or indirectly employed by, or acting as agent for FSR or any of FSR’s contractors or subcontractors. FSR agrees to, and shall defend WASHOE, its elective and appointive boards, commissions, officers, agents and employees, from any suits or actions at law or in equity for damage caused or alleged to have been caused by reason o the aforesaid operations.
WASHOE hereby agrees to, and shall hold FSR, its officers, directors, members, agents and employees harmless from any liability for damage or claims for property damage which may arise from WASHOE or WASHOE’s contractors’, subcontractors’, agents’, or employees’ operations under this Agreement, whether such operations by WASHOE or by any of WASHOE’s contractors, subcontractors, or by any one or more person directly or indirectly employed by, or acting as agent for WASHOE or any of WASHOE’s contractors or subcontractors. WASHOE agrees to, and shall defend FSR, its officers, directors, members, agents and employees, from any suits or actions at law or in equity for damage caused or alleged to have been caused by reason of the aforesaid operations.
XIII.
PROJECT AS PRIVATE UNDERTAKING
It is specifically understood and agreed by and between the parties hereto that the subject Project Infrastructure is a private development and no partnership, joint venture or other association of any kind is formed by this Agreement. The only relationship between WASHOE and FSR is that of a government entity regulating the development of resources held by a private property owner within the parameters of applicable law and the owner of such private property and receiving the dedication of completed infrastructure as part of its service territory with the concomitant commitment to serve residents in accordance with its adopted rates and schedules.

XIV.
FURTHER ASSURANCES
In the event of any legal action instituted by any third party or other government entity or official challenging this Agreement or the Banking Agreement, or the May 30, 2007 Pyramid Lake Paiute Tribe Fish Springs Ranch Settlement Agreement or any rights or duties of the parties thereto, including the provision of municipal water service using the Project Infrastructure.  WASHOE and FSR shall jointly cooperate and use their respective best efforts in defending any such action. FSR acknowledges that upon entry of a Court Order requiring WASHOE to cease and desist from issuing “will-serve” commitments based on the Dedicated Water Rights, “will-serve” commitments will not be issued until dissolution of any such injunctive order or until such legal action is resolved.
FSRWASHOE
FISH SPRINGS RANCH, LLCWASHOE COUNTY
a Nevada limited liability companya political subdivision of the
State of Nevada

By:  __________________________                                                                                                                     By:  ________________
DOROTHY TIMIAN-PALMERROBERT M. LARKIN
PRESIDENTCHAIRMAN
WASHOE COUNTY
BOARD OF                                COMMISSIONERS

        Exhibit “A”

Washoe County
WATER BANKING TRUST AGREEMENT
THE PARTIES TO THIS AGREEMENT are WASHOE COUNTY, a political subdivision of the State of Nevada, (hereinafter “Washoe”) and FISH SPRINGS RANCH, LLC, a Nevada limited liability company, (hereinafter “FSR”).
RECITALS
WHEREAS, Washoe owns and operates a water distribution system located in the North Valley area of Washoe County, Nevada and FSR owns pertain water rights which may become available in support of development within Washoe’s water distribution service area or the water distribution service area of the Truckee Meadows Water Authority (“TMWA”); and
WHEREAS, Washoe and TMWA both have “wholesale agreements” whereby Washoe and TMWA cooperate in the provision of their respective water distribution service areas in order to expedite water service to their respective customers; and
WHEREAS, FSR is the owner of certain irrigation water rights, consisting of Permits for the use of more than 13,000 acre feet of water all of which are more particularly described on Exhibit “A” which is incorporated by this reference as if fully set forth herein (collectively, “Dedicated Water Rights”); and
WHEREAS, Ruling #3786A and 3787A of the Nevada State Engineer, issued on January 17, 1991 approved Washoe’s Interbasin Transfer applications allowing Washoe to obtain approval of permits (the “Municipal Permits”) to change the place and manner of use of the Dedicated Water Rights for municipal purposes in southern Washoe County: and

WHEREAS, FSR has processed and received an Environmental Impact Statement (EIS) in accordance with the water requirements of the National Environmental Protection Act and related federal requirements, permitting the transportation of 8,000 acre feet of the Dedicated Water Rights through a pipeline and related facilities across an established utility corridor to the North Valleys area of Washoe County, Nevada: and
WHEREAS, FSR and its predecessors have historically operated the Fish Springs Ranch as an active farming operation for over twenty years pumping as much as 5000 acre feet per year in connection with the alfalfa hay production on the ranch; and
WHEREAS, Washoe County has previously filed and defended the applications with the Nevada State Engineer’s Office to put the water from the Fish Springs Ranch to beneficial use within the North Valleys area of southern Washoe County; and
WHEREAS, FSR has 26 existing monitoring and production wells on or near the Fish Springs Ranch for purposes of monitoring the impacts of ground water pumping in the basin; and
WHEREAS, FSR has expanded the geographic extent of the United States Geological Survey hydrologic model of the Nevada portion of the Honey Lake Basin, which has been reviewed and accepted by the United States Geological Survey for use in the Environmental Impact Statement prepared by the Bureau of Land Management for the FSR pipeline right of way; and
WHEREAS, the expanded hydrologic model of the groundwater basin indicates that the proposed export of 8,000 acre feet of groundwater from the Fish Springs Ranch is sustainable and that the predicted drawdown of the water table will be approximately 1 foot or less at the California-Nevada state line and less than 30 feet in the well field area at the end of 100 years of production; and
WHEREAS, the expanded hydrologic model predicted results are consistent with the observed changes in the water table elevation over the past 20 years of agricultural use of the water from Fish Springs Ranch; and
WHEREAS, a portion of the terms and provisions of this Agreement will authorize Washoe to utilize the Dedicated Water Rights for conjunctive uses on a temporary basis. Such temporary use will assist in replenishing the ground water basins in the North Valleys area and allow for the confirmation and verification of the sustainability of ground water pumping from the Fish Springs Ranch; and
WHEREAS, the banking provisions provided for herein are intended to facilitate the compliance with the procedural requirements of the Nevada State Engineer’s office for permit issuance and for the efficiency in the provision of water resources to the North Valleys area; and
WHEREAS, FSR and Washoe acknowledge that the Dedicated Water Rights end FSR’s subsequent transfers and assignments of the beneficial interest therein as provided hereunder are interests in real property and that the utilization of this Agreement and the transfer of the ownership of the Dedicated Water Rights to Washoe in trust for FSR as provided hereunder for convenience and for the ease in the administration of the water rights as between FSR and its assignees, Washoe, and the Nevada State Engineer’s Office; and
WHEREAS, Washoe intends to cause the Municipal Permits to be issued only after the Dedicated Water Rights are transferred by deed to Washoe; and
WHEREAS, FSR intends to transfer the Dedicated Water Rights by Water Rights Deed to Washoe, which shall serve as the basis for the Nevada State Engineer to issue the Municipal Permits, which for purposes of convenience shall be held by Washoe in trust for the exclusive benefit of FSR and its assignees, and credited against the water rights dedication requirement in connection with requests for “will-serve” commitments requested from time to time by FSR or its assignees; and
WHEREAS, Washoe has adopted a Master Plan for the North Valleys area of Washoe County in order to provide for the orderly growth and development of the area; and
WHEREAS, Washoe agrees that, as to the Dedicated Water Rights, the provisions of TMWA’s Rule 7 (“Rule 7”) shall govern the quantity of water rights required for dedication to support development within Washoe’s water service area; and
WHEREAS, Washoe agrees to accept the Dedicated Water Rights in trust for the exclusive benefit of FSR and its assignees, for future water rights dedication requirements within the utility service areas of Washoe and/or TMWA, as those service areas may change from time to time, and subject to appropriate wholesale agreements between Washoe and TMWA, on the condition that FSR, or its assignees, be responsible for all costs associated with the transfer by FSR to Washoe, and all costs associated with the maintenance of the Dedicated Water Rights; and
WHEREAS, after the Dedicated Water Rights are deeded to Washoe, as provided hereunder, FSR may assign from time to time all or a portion of its beneficial interest in the Dedicated Water Rights and resulting Water Rights Credits, as defined below, to future water service requirements for dedication of water rights in connection with requests for “will-serve” commitments; and
WHEREAS, the parties anticipate that future infrastructure dedication agreement(s) will be entered into for the purpose of providing for the planning, development, construction, and maintenance of infrastructure necessary to deliver the Dedicated Water Rights to the point of delivery; and
WHEREAS, Washoe’s acceptance of the Dedicated Water Rights will not, in and of itself, create an obligation to provide water service to FSR or its assignees, because such water service obligation will arise only after a “will-serve” request is made to Washoe and all conditions for such service have been satisfied.
NOW, THEREFORE, in consideration of the following terms, conditions, and covenants it is hereby agreed between FSR and Washoe as follows:
1.           DEDICATED WATER RIGHTS
1.1         Subject and pursuant to the following terms and conditions of this Agreement, and any terms, conditions and restrictions imposed by the State Engineer, FSR hereby agrees to convey the Dedicated Water Rights to Washoe, in trust, by execution and delivery of a Water Rights Deed in a form acceptable to Washoe. Washoe has reviewed and approved the type and quantity of the Dedicated Water Rights and agrees to accept the dedication of the Dedicated Water Rights, in trust, and to seek the Municipal Permits under all applicable State Engineer Rulings, and to hold and reserve, exclusively for the account of FSR or its assignees, a quantity of water rights credits (the “Water Rights Credit”) equal to the amount of the Municipal Permits issued by the State Engineer, for credit against the requirement for the dedication of water rights in connection with requests for “will-serve” commitments by FSR or its assignees.
1.2         Water Rights Credits available as the result of the issuance of the Municipal Permits will be placed to beneficial use within the service areas of Washoe and/or TMWA, subject to appropriate wholesale agreements between Washoe and TMWA. Washoe will file, if necessary, applications for extensions of time, proofs and other appropriate documents for the purpose of maintaining the validity of the Dedicated Water Rights and for obtaining the maximum use of the Dedicated Water Rights. During the time the Water Rights Credits remain uncommitted and unallocated to an approved project, all direct costs, and filing fees paid by Washoe shall be reimbursed by FSR or its assignees.
1.3         Prior to the Water Rights Credits being available for use within the service areas of Washoe and/or TMWA, FSR or its assignees, shall be responsible for design and construction of the water transmission infrastructure necessary to appropriate, pump and convey the water evidenced by the Dedicated Water Rights to the point of delivery which is to be Washoe’s Matterhorn Terminal Tank location, (the “Point of Delivery”) located in the North Valleys area of Washoe County. In order to ensure adequate water transmission infrastructure to deliver the water represented by the Water Rights Credits to the Point of Delivery, the parties anticipate the completion and execution of a separate Infrastructure Dedication Agreement between FSR and/or its assignees and Washoe.
2.           TRANSFER AND ASSIGNMENT
2.1         FSR may, at any time following issuance of the Municipal Permits, transfer and assign its right to unallocated Water Rights Credits by the execution and delivery to Washoe of an Assignment of Water Rights Credits (“Assignment” or “Assignments”) as provided for herein.  The Assignments shall be in the form attached hereto as Exhibit B which will be provided to Washoe by FSR in favor of its assignees, evidencing the signature of the Manager of FSR and the signature of each assignee of FSR. The Assignments shall be dated, identify the assignee of FSR, specifically describe the quantity of Water Rights Credits being assigned and indicate that Washoe may rely upon the face value representations of validity of the Assignment without the duty to inquire beyond the Assignment.  The Assignment shall expressly state that it is subject to the terms, conditions and restrictions of the Municipal Permits.
2.2         The initial Assignments of the Water Rights Credits shall be limited to 8,000 acre feet. The remaining Water Rights Credits resulting from the Municipal Permits shall be held by Washoe pursuant to the terms and conditions of this Agreement, and no further Assignments may be made by FSR until such time as all necessary permits have been obtained by FSR and the parties have agreed upon the amount of such future Assignments.
2.3         Washoe and FSR and/or its assignees shall annually agree upon the accounting and reconciliation of the total Water Rights Credits transferred and assigned by means of an accounting presented by FSR and/or its assignees in a format or schedule acceptable to Washoe. The termination, default or other action related to one assignee shall not affect the rights or obligations of any other assignee.
3.           WILL SERVE/TEMPORARY USE
3.1         At such time as the Dedicated Water Rights have been conveyed in trust to Washoe as provided for in Paragraph 1.3 above and the Municipal Permits have been issued the State Engineer, FSR and/or its assignees, may request “will-serve” commitments for up to 8,000 acre feet of Water Rights Credits.  Additional “will-serve” commitments are subject to the limitations of Paragraph 2.2 above. The Water Rights Credits will be held in an account as a credit for FSR and/or its assignees as provided in this Agreement. The quantity of Water Rights Credits to be applied to and credited against any such “will-serve” commitment shall be based upon Rule 7 as adopted by TMWA and implemented by Washoe and TMWA for their respective service areas.  Washoe agrees that the Assignments will be accepted in satisfaction of the requirements for dedication of water rights in connection with requests for “will-serve” commitments.
3.2         The parties agree that the Washoe is the final authority in determining the number of will-serves which may be granted by Washoe.
3.3         Washoe, subject to the terms and conditions of the Municipal Permits, is also the final authority regarding the dedication rate associated with “will-serve” commitments which may be issued from the Water Rights Credits.
3.4         Prior to the time when all of the Water Rights Credits are in actual use for municipal service, Washoe, at it’s sole cost and expense, may utilize some or all of the water rights associated with the Water Rights Credits that have not been called upon as the basis “will-serve” commitments for it’s general temporary purposes, including groundwater recharge or conjunctive use management.  Washoe’s use of the Water Rights Credits is strictly limited to temporary uses that will not diminish or have adverse quantitative effect on the rights of FSR or its assignees to put the full amount of the Water Rights Credits hereunder to beneficial use, to the limitations of Paragraph 2.2 above.
3.5         It is specifically agreed and understood that Washoe will wholesale water to TMWA, subject to appropriate wholesale agreements between Washoe and TMWA, and that such wholesale water after it is provided to TMWA shall be served to TMWA customers in accordance with the rate schedule and charges established for TMWA customers.
4.           TERMINATION
4.1         This Agreement may be amended or terminated only by written agreement between parties, except as provided in Paragraph 4.2 below.
4.2         This Agreement will terminate at its own accord at such time as the total amount of Water Rights Credits provided for herein have been assigned by FSR and put into actual use for municipal service.
5.           MISCELLANEOUS
5.1         Assignment:  FSR’s rights and obligations contained within this Agreement may be freely assigned.  All of the parties’ rights inure to, and the obligations are binding upon, the parties’ successors in interest.  Washoe may not assign this agreement without the express consent of FSR.

5.2         Survival:  This Agreement and the covenants, warranties and representations contained herein shall survive the execution of this Agreement.
5.3         Entire Agreement:  This Agreement, together with any exhibits and other matters attached hereto and/or incorporated herein by reference, constitutes the entire agreement between the parties. All terms, conditions, representations, warranties, understandings and interpretations contained in any other written or oral communications between the parties are superseded. In executing this Agreement, the parties acknowledge that they are relying solely on the matters set forth herein and not on any other inducements, written or oral, by the other party or any agent, employee or representative thereof.
5.4         Severability: if any term, covenant, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions, and provisions shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. The rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada.
5.5         Notice  No notice, request, demand, instruction or other document to be given hereunder to any Party shall be effective for any purpose unless personally delivered to the person at the appropriate address set forth below (in which event such notice shall be deemed effective only upon such delivery) delivered by air courier  next-day delivery (e.g., Federal Express), or delivered by U.S. mail, sent by registered or certified mail, return receipt requested as follows:

If to FSR, to:                      Fish Springs Ranch, LLC
Attention:  Dorothy A. Timian-Palmer
            704 West Nye Lane, Suite 201
            Carson City, NV 89703

If to Washoe, to:                  Director
Department of Water Resources
4930 Energy Way
Reno, NV 89502-4106

Notices delivered by air courier shall be deemed to have been given the next business day after deposit with the courier and notices mailed shall be deemed to have been given on the second day following deposit of same in any United States Post Office mailbox in the state to which notice is addressed or on the third day following deposit in any such post office box other than in the state to which the notice is addressed, postage prepaid, addressed as set forth above.  The addresses and addressees, for the purpose of this Paragraph, may be changed by giving written notice of such change in the manner herein provided for giving notice. Unless and until such written notice of change is received, the last address and addressee stated by written notice, or provided herein if no such written notice of change has been received, shall be deemed to continue in effect for all purposes hereunder.
5.6         Counterpart:  This Agreement maybe executed in one or more counterparts. Each of which shall be deemed an original but all of which shall constitute one and the same instrument.
Dated this   28th  day of February, 2006.

FSR:                                                                WASHOE:
FISH SPRINGS RANCH, LLC                                                                                                WASHOE COUNTY

By:  /s/Dorothy A. Timian-Palmer                                                                                     By:  /s/Robert M. Larkin
Dorothy A. Timian-Palmer                                                                                                Chairman of the Board of
Chief Operating Officer                                                                                                           County Commissioners

Attest:  /s/Amy Harvey
     Washoe County Clerk

STATE OF NEVADA                      )
)  ss.
COUNTY OF CARSON                   )

On this   28th  day of February, 2006, personally appeared before me, a Notary Public, _______Dorothy A. Timian-Palmer  ___  , personally known to me to be the person whose name is subscribed to the above instrument, who acknowledged to me that he/she executed the above instrument on behalf of Fish Springs Ranch, LLC.

/s/ Teresa A. Rankin
NOTARY PUBLIC

STATE OF NEVADA                      )
) ss.
COUNTY OF WASHOE                 )

On this   28th  day of February, 2006, personally appeared before me, a Notary Public, ________Robert M. Larkin     __   , personally known to me to be the person whose name is subscribed to the above instrument, who acknowledged to me that he/she executed the above instrument on behalf of Washoe County.

/s/Rita Lencioni_______________
NOTARY PUBLIC